                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Charming Shoppes
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            CHARMING SHOPPES, INC.
                                450 WINKS LANE
                              BENSALEM, PA 19020
                                (215) 638-6898


VIA EDGAR


May 15, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  RE: CHARMING SHOPPES, INC. (FILE NO. 0-7258)
                OF DEFINITIVE PROXY MATERIALS FOR THE 2000 ANNUAL
                             MEETING OF SHAREHOLDERS

Dear Sir/Madam:

Pursuant to Rule 101(a)(1)(iii) of Regulation S-T and Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), transmitted herewith for filing on behalf of Charming Shoppes, Inc. (the "Company") are the following:

     (a) The cover page for a filing under Schedule 14A, as required by Rule 14a-6(m);

     (b)  The Company's definitive Notice of Annual Meeting of Shareholders;

     (c)  The Company's definitive Proxy Statement; and

     (d)  The Company's definitive Form of Proxy.

These proxy materials (excluding the cover page) will be furnished to the Company's shareholders in connection with the Annual Meeting of Shareholders to be held on June 15, 2000. The Company hereby informs the Securities and Exchange Commission (the "Commission"), pursuant to Rule 14a-6(d), that it intends to release the definitive proxy materials filed herewith for mailing to the Company's shareholders on or as soon as practicable following May 15, 2000.

If you have any questions with respect to these matters, please do not hesitate to contact me at (215) 638-6898.


Very truly yours,

CHARMING SHOPPES, INC.



Colin D. Stern
Executive Vice President
and General Counsel

CDS/rg

Enclosure

cc:      National Association of Securities Dealers, Inc.
         Nasdaq Reports Section (w/three copies of the Notice of Annual Meeting, Proxy Statement, and Form of Proxy)
         1735 K Street, 4th Floor
         Washington, D.C. 20006
         Via Airborne Express

                            CHARMING SHOPPES, INC.
                                450 WINKS LANE
                         BENSALEM, PENNSYLVANIA 19020

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 15, 2000

                               ----------------

  The Annual Meeting of Shareholders of Charming Shoppes, Inc. will be held at the offices of Charming Shoppes, Inc. at 450 Winks Lane, Bensalem, Pennsylvania 19020, on Thursday, June 15, 2000 at 10:00 A.M. for the following purposes:

  1. To elect three Class A Directors of the Company; and

  2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only Shareholders of record at the close of business on April 28, 2000 will be entitled to notice of and to vote at the meeting.

  A Proxy Statement, Proxy Card, Annual Report and postage-paid return envelope are enclosed.

                                          By Order of the Board of Directors

                                          Colin D. Stern
                                          Secretary

May 15, 2000

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND TO MAIL THE SAME IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
The Meeting..............................................................   1
  General................................................................   1
  Record Date and Outstanding Shares.....................................   1
  Voting by Proxy........................................................   1
  Quorum.................................................................   1
  Revocability of Proxies................................................   1
  Votes Required for Approval............................................   2
Election of Directors....................................................   2
  Directors Standing for Election........................................   2
  Biographical Information...............................................   2
  Board Committees.......................................................   5
  Compensation of Directors..............................................   6
Management Compensation..................................................   8
  Summary Compensation Table.............................................   8
  Option Grants in Last Fiscal Year......................................  10
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
   Option Values.........................................................  11
  Employment, Change of Control and Severance Agreements.................  11
Report of the Compensation and Stock Option Committees of the Board of
 Directors on Executive Compensation.....................................  15
Stock Performance Chart..................................................  19
Principal Shareholders and Management Ownership..........................  20
Certain Relationships and Related Transactions...........................  22
Compensation Committee Interlocks and Insider Participation..............  23
Other Business...........................................................  23
Relationship with Auditors...............................................  23
Proposals for 2001 Annual Meeting........................................  23
Cost of Solicitation.....................................................  24
Additional Information...................................................  24

                            CHARMING SHOPPES, INC.
                                450 WINKS LANE
                         BENSALEM, PENNSYLVANIA 19020

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                  THE MEETING

General

  The enclosed Proxy Card is solicited by the Board of Directors of Charming Shoppes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, June 15, 2000 at 10:00 A.M. at the offices of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020, and at any adjournments thereof (the "Meeting"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and Proxy Card and the Company's Fiscal 2000 Annual Report were mailed on or about May 15, 2000 to all Shareholders entitled to vote at the Meeting.

Record Date and Outstanding Shares

  Only Shareholders of record as of the close of business on April 28, 2000 are entitled to notice of and to vote at the Meeting. On April 28, 2000 there were 101,001,891 shares of Common Stock outstanding. Each Shareholder has one vote per share on all matters to be voted on.

Voting by Proxy

  Shares of the Company's Common Stock represented by any unrevoked Proxy in the enclosed form, if such Proxy is properly executed and is received prior to the Meeting, will be voted in accordance with the specifications made on such Proxy. Any properly executed Proxy received on a timely basis on which no specification has been made by the Shareholder will be voted "FOR" the election as Directors of the nominees listed herein (or for such substitute nominee as may be nominated by the Board of Directors in the event any initial nominee becomes unavailable, which event is not anticipated), and, in the discretion of the Proxy Committee, upon all other matters requiring a vote of Shareholders which may come before the Meeting, and of which the Board of Directors was not aware a reasonable time before this solicitation, and as otherwise permitted under the Rules of the Securities and Exchange Commission ("SEC"). At the time of the mailing of this Proxy Statement, the Board of Directors had received no notice which was timely in accordance with the Company's Bylaws regarding any matter to come before the Meeting. The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, and Joseph L. Castle, II, a member of the Board of Directors.

Quorum

  Presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum. There must be a quorum for the Meeting to be held. Abstentions and broker non-votes (discussed below) are counted for the purpose of determining the presence or absence of a quorum.

Revocability of Proxies

  Any Shareholder who executes and delivers a Proxy may revoke it at any time prior to its use by delivering a duly executed Proxy bearing a later date or by sending notice to the Secretary of the Company at the address of the Company listed above. Any Shareholder may choose to attend the Meeting and vote in person, in which case any Proxy previously executed by such Shareholder will be revoked.

Votes Required for Approval

  The election of Directors will be determined by a plurality of the votes cast at the Meeting. Votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Other matters properly coming before the Meeting will be determined by a majority of the votes cast. Abstentions are not considered votes cast under Pennsylvania law. If a nominee, broker or other person holding shares on behalf of a beneficial owner specifies that shares are not to be voted on a given matter (a "broker non-vote"), such broker non-votes will not be considered votes cast under Pennsylvania law. Accordingly, abstentions and broker non-votes will not affect the outcome of a vote on a particular matter expected to come before the Meeting.

                             ELECTION OF DIRECTORS

Directors Standing for Election

  The Company's Restated Articles of Incorporation provide for a classified Board of Directors, consisting of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms expiring on the third succeeding Annual Meeting after such election and until their successors shall have been duly elected and qualified. The terms of three Class A Directors, namely, Marvin L. Slomowitz, Marjorie Margolies-Mezvinsky and Charles T. Hopkins, are scheduled to expire as of the date of the Meeting. At the Meeting, Marvin L. Slomowitz, Marjorie Margolies-Mezvinsky and Charles T. Hopkins will be standing for election as Class A Directors for additional three-year terms and until their successors shall have been duly elected and qualified. Mr. Slomowitz and Ms. Margolies-Mezvinsky were last elected as Class A Directors to the Board at the Company's Annual Meeting held on June 19, 1997. Mr. Hopkins was elected as a Class A Director on September 15, 1999 to fill the vacancy created by the resignation of Geoffrey W. Levy on July 14, 1998.

  Unless otherwise directed, the Proxy solicited by this Proxy Statement will be voted for the election of Marvin L. Slomowitz, Marjorie Margolies-Mezvinsky and Charles T. Hopkins as Class A Directors.

  If any of the nominees refuses or is unable to serve as a Director (which event is not anticipated), discretionary authority may be exercised by the Proxy Committee to vote for a substitute to be named by the present Board of Directors.

The Board of Directors unanimously recommends that you vote FOR all the nominees.

Biographical Information

  The Class A Directors standing for election are:

      Marvin L. Slomowitz                    Director Since 1990

  Mr. Slomowitz, 70, has served as Chief Executive Officer and Chairman of the Board of Directors of Mark Development Company, a shopping center developer, for more than five years. He also served as Chairman of the Board and Chief Executive Officer of Mark Centers Trust (the "Trust"), which is the general partner of Mark Centers Limited Partnership (the "Partnership") from June 1993 until August 1998 when the Trust and Partnership combined their real estate interests with the real estate interests of certain other entities and changed their names to Acadia Realty Trust and Acadia Realty Limited Partnership, respectively. Mr. Slomowitz continued as a member of the Board of Trustees of Acadia Realty Trust until December 8, 1999. Acadia Realty Trust is principally engaged in the development of shopping centers.

      Marjorie Margolies-Mezvinsky           Director Since 1997

  Ms. Margolies-Mezvinsky, 57, has served as Chair of the Women's Campaign International since March 1998. She has also served as President of the Women's Campaign Fund and the Women's Campaign Research Fund from March 1996 to February 1998. In 1995 she served as Director of the United States Delegation to the United Nations Fourth World Conference on Women. From 1992 to 1994, she served as the United States representative from Pennsylvania's 13th Congressional District in the 103rd Congressional Session. From 1971 to 1991, Ms. Margolies-Mezvinsky was a television journalist with NBC and its owned and operated stations in both New York and Washington, D.C. In February 2000, Ms. Margolies-Mezvinsky was obliged to file a Bankruptcy petition under Chapter 7 of the Bankruptcy Code (following a filing of reorganization by her husband under Chapter 11 of the Bankruptcy Code) to obtain judicial relief from her portion of their joint obligations. Both bankruptcy proceedings are presently in progress.

      Charles T. Hopkins                     Director Since 1999

  Mr. Hopkins, 57, was associated with the public accounting firm of KPMG LLP since 1966. During his term at KPMG LLP, Mr. Hopkins served as an audit partner and an SEC reviewing partner. From 1993 until 1998, Mr. Hopkins assumed the duties of managing partner of KPMG's Philadelphia Business Unit. Mr. Hopkins currently serves as a board member of the Pennsylvania Economy League and an Executive in Residence at Drexel University.

Directors Continuing in Office:

  The following Class B Directors' terms end in 2001:

      Joseph L. Castle, II                   Director Since 1990

  Mr. Castle, 67, was Chairman of the Company's Board of Directors for the period March 21, 1996 through January 30, 1997. He has served as Chairman of the Board of Castle Energy Corporation ("CEC") since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. Mr. Castle is also a Director of Comcast Corporation.

      Pamela S. Lewis                        Director Since 1998

  Dr. Lewis, 43, has been Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University since June 1997. From 1992 to 1997 Dr. Lewis served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Lewis is a Director of C & D Technologies, Inc., Nobel Learning Communities, Inc. and the Pennsylvania Economy League.

  The following Class C Directors' terms end in 2002:

      Dorrit J. Bern                         Director Since 1995

  Ms. Bern, 50, has been President and Chief Executive Officer since August 23, 1995 when she joined the Company. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Prior to her employment with the Company, Ms. Bern was employed by Sears, Roebuck & Co. since 1987. As Divisional Vice President of Misses and Junior Sportswear, Dresses,

Outerwear, Petite and Large Size Sportswear and Dresses, and Maternity, Ms. Bern was instrumental in the creation and execution of the women's apparel strategy at Sears. In December 1992, she was promoted to Category Vice President of Women's Apparel. In December 1993, she was promoted to Group Vice President of Women's Apparel and Home Fashions. Prior to joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at The Bon Marche and Joske's, divisions of Allied Department Stores, Inc. Ms. Bern is a Director of Southern Company and Brunswick Corporation.

      Alan Rosskamm                          Director Since 1992

  Mr. Rosskamm, 50, has been Chairman of the Board of Directors of Jo-Ann Stores, Inc. (formerly Fabri-Centers of America, Inc.) ("Jo-Ann") since July 1992 and has been the Chief Executive Officer and a Director of Jo-Ann for more than five years. Jo-Ann sells a wide variety of fashion and decorator fabrics, notions, patterns, sewing accessories, crafts, floral and seasonal merchandise under the Jo-Ann Fabrics and Crafts and Jo-Ann etc names. In February 1997, Jo-Ann reached a settlement with the SEC, without admitting or denying the allegations, concerning alleged violations of the securities laws primarily in connection with certain inventory reserve estimates in Jo-Ann's 1992 financial statements and their use in a 1992 securities offering. Concurrently, Mr. Rosskamm consented to a separate SEC administrative cease and desist order against violations of the federal securities laws, without admitting or denying the SEC's allegations. The SEC contended that Mr. Rosskamm violated certain federal securities laws in connection with the 1992 offering by not making adequate inquiries of his financial staff before signing representation letters to Jo-Ann's auditors and by signing a Form 10-Q which was filed following the offering.

      Kenneth S. Olshan                      Director Since 1999

  Mr. Olshan, 67, currently serves as Chief Executive Officer of Family TLC and as a member of the Board of Directors of Footstar, Inc. and Saatchi & Saatchi PLC. He has provided strategic consulting services to a variety of prominent companies. Mr. Olshan served as Chairman and Chief Executive Officer of Wells Rich Greene BDDP from 1990 until 1995. He also served as Chairman of Wells Rich Greene Advertising from 1982 to 1990 when the agency was acquired by BDDP, a Paris-based global communications group. Mr. Olshan is a trustee of the Central Park Conservancy.

  Information concerning the beneficial ownership of the Company's shares of Common Stock by each nominee for election as a Director and each person whose term of office as a Director will continue is set forth under "PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP."

Board Committees

  The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee, a Corporate Governance Committee and an Administration Committee.

                          BOARD COMMITTEE MEMBERSHIP

                                                    Stock   Corporate
                             Audit   Compensation  Option   Governance Administration
                           Committee  Committee   Committee Committee    Committee
-------------------------------------------------------------------------------
  Marvin L. Slomowitz         *
-------------------------------------------------------------------------------
  Marjorie Margolies-
   Mezvinsky                             *           *         *
-------------------------------------------------------------------------------
  Charles T. Hopkins          *
-------------------------------------------------------------------------------
  Joseph L. Castle, II        *X         *           *         *            *
-------------------------------------------------------------------------------
  Pamela S. Lewis             *                                *X
-------------------------------------------------------------------------------
  Dorrit J. Bern                                                            *X
-------------------------------------------------------------------------------
  Alan Rosskamm                          *X          *X                     *
-------------------------------------------------------------------------------
  Kenneth S. Olshan                      *           *
-------------------------------------------------------------------------------
  **Number of Meetings in
   Fiscal 2000                5          6           5         2            None

*  Member
X  Chairperson
** The Board held nine meetings during the Company's fiscal year ended January
   29, 2000. Each incumbent Director attended at least 75% of the aggregate of all meetings of the Board and Committees on which he or she served (held at a time he or she was a Director). The Board and the Committees from time to time act by unanimous consent as well.

Audit Committee

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to the Company's Shareholders, potential Shareholders, the investment community and others. The Audit Committee reviews the independence and performance of the Company's independent auditors and annually recommends to the Board of Directors the appointment of the independent auditors or approves any discharge of such auditors when circumstances warrant. In addition, the Audit Committee approves the fees and other compensation to be paid to the independent auditors who are ultimately accountable to the Board of Directors and the Audit Committee as representatives of the Company's Shareholders. The Audit Committee monitors the activities of the Company's internal and external auditors, including the audit scope, and the integrity of the Company's financial reporting processes, both internal and external. The Audit Committee also reviews changes in the Company's accounting principles as applied in its financial reporting and the independent auditors' judgments about the quality and appropriateness of those principles. In addition, the Audit Committee oversees the Company's internal compliance programs. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee as reflected in its Charter are intended to be in compliance with the rules of the Securities and Exchange Commission and the Nasdaq listing requirements adopted in December 1999 with regard to Corporate Audit Committees.

Compensation Committee

  The Compensation Committee reviews and approves performance targets, participation in and level of awards for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; reports to the Board on the Company's overall incentive programs for attracting, retaining and promoting executives; and makes recommendations to the Board regarding the compensation of the Chief Executive Officer.

Stock Option Committee

  The Stock Option Committee administers the Company's stock option and stock incentive plans, determines the individuals from among those eligible under these plans to whom, and the times at which, options and awards shall be granted and the number of shares to be subject to each option or award; and makes all other determinations necessary or advisable for the administration of these incentive plans.

Corporate Governance Committee

  The Corporate Governance Committee, in consultation with the Chairman of the Board of Directors and Chief Executive Officer of the Company, makes recommendations to the Board regarding the size and composition of the Board; recommends to the Board criteria regarding the personal qualifications required for Board membership; establishes procedures for the nomination process and recommends candidates for election to the Board of Directors; determines and recommends to the Board appropriate compensation for Directors; evaluates the performance of the Board as a whole; annually evaluates Board practices and recommends appropriate changes to the Board; and considers various corporate governance issues raised by Shareholders and other constituents and recommends appropriate responses to the Board.

Administration Committee

  The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between the meetings of the Board of Directors.

  The Company does not have a formal nominating committee, and nominations for Director candidates are determined by the Board of Directors after recommendation by the Corporate Governance Committee. The Company's Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as Directors. These procedures generally provide that the notice of proposed Shareholder nominations for the election of Directors must be given in writing to the Secretary of the Company not later than the date on which a Shareholder proposal would be required to be submitted to the Company in order to be set forth in the Company's Proxy Statement, in accordance with SEC Rules. See also "PROPOSALS FOR 2001 ANNUAL MEETING." Such notice generally must (i) identify the name and address of the nominating Shareholder and nominee, (ii) contain representations concerning the nominating Shareholder's ownership of Common Stock and intention to appear at the Meeting and make the nomination, and (iii) include all relevant information concerning the nominee and his or her relationship or transactions with the Company that are required to be disclosed in the Proxy Statement pursuant to SEC Rules.

Compensation of Directors

  Directors who are not also employees are compensated under the Amended and Restated Non-Employee Directors Compensation Program which was adopted by the Board of Directors on July 1, 1999. Under the Amended and Restated Non-Employee Directors Compensation Program, each non-employee Director is entitled to the following:

  . An annual cash retainer of $20,000 with an additional annual retainer of $3,000 for a Committee Chairperson. Non-employee Directors may defer any cash fee at the time of payment into Company Common Stock units payable in cash and into cash deferrals which bear interest at the prime rate plus one percent (1%) and which may be reallocated among other investment alternatives made available for cash deferrals under the Amended and Restated Non-Employee Directors Compensation Program.

  . An automatic annual grant of options to purchase 20,000 shares of Common Stock. Each option grant vests in equal installments over five years and permits the holder to purchase shares at their fair market value on the date of grant, which was $6.2188 in the case of options granted on July 1, 1999. Each option expires at the earlier of ten years after the date of grant or one year after the non-employee

     Director ceases to serve for any reason except in the case of mandatory retirement as described below. The options will vest in full upon the death or disability of the non-employee Director or a change in control of the Company, and, in the event of termination of service for reasons other than death, disability or mandatory retirement, the options will vest pro-rata based on the period of service through the date of termination, or as otherwise determined by the Board. The Amended and Restated Non-Employee Directors Compensation Program further provides that unvested options will not be forfeited upon a mandatory retirement but will continue to become exercisable at the times the options would have vested had the non-employee Director not been required to retire. The non-employee Director will have a period of one year following vesting to exercise each portion of his or her option that becomes exercisable during this post-retirement period.

  . For a newly elected non-employee Director, a one-time grant of 10,000 shares of restricted stock which will vest in equal amounts over three years. The restricted stock will also vest in full upon the death or disability of a non-employee Director or a change in control of the Company, and in the event of termination of service as a non-employee Director for reasons other than death, disability or voluntary resignation, the restricted stock will vest as though the non-employee Director served through the anticipated date of the next Annual Meeting of Shareholders following termination of service, or as otherwise determined by the Board.

  Prior to July 1, 1999 each non-employee Director was entitled to receive an award of shares with a fair market value equal to 60% of the annual fee payable under the Non-Employee Directors Compensation Program then in existence. The annual fee was $60,000. The balance of the annual fee was payable in cash to each non-employee Director.

  Prior to April 1999, non-employee Directors participated in the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"). The 1989 Plan provides that each person who after the inception of the 1989 Plan becomes a non-employee Director of the Company shall automatically receive an option under the 1989 Plan, as of the date of such Director's commencement of service as a non-employee Director, to purchase 30,000 shares of Common Stock. The exercise price for the shares of Common Stock to be purchased upon exercise of such option is equal to the fair market value of the shares covered by such option on the date of grant. Options granted under the 1989 Plan generally have a term of ten years and become cumulatively exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the date of grant. On April 28, 1999 the Board of Directors suspended automatic option grants under the 1989 Plan as the Board was then considering a possible restructuring of non-employee director compensation.

  Directors who are also employees of the Company receive no additional compensation for services as a Director or Chairman of the Board.

                            MANAGEMENT COMPENSATION

Summary Compensation Table

  The following table sets forth certain information regarding compensation earned or paid during each of the Company's last three fiscal years (ended January 29, 2000 ("2000 fiscal year"), January 30, 1999 ("1999 fiscal year") and January 31, 1998 ("1998 fiscal year")) to the Company's Chief Executive Officer and each of the Company's four other most highly compensated Executive Officers who were serving in such capacities at the end of the 2000 fiscal year based on salary and bonus earned during the 2000 fiscal year.

                                                                       Long-Term Compensation
                                                                     --------------------------
                                     Annual Compensation                       Awards
                         ------------------------------------------- --------------------------
   Name and                                             Other Annual   Restricted   Securities   All Other
   Principal             Fiscal    Salary               Compensation     Stock      Underlying  Compensation
   Position              Year(1)   ($)(2)   Bonus($)(3)    ($)(4)    Award(s)($)(5) Options (#)  ($)(6)(7)
   ---------             ------- ---------- ----------- ------------ -------------- ----------- ------------
Dorrit J. Bern..........  2000   $1,000,000  $900,000     $64,805      $1,012,500        --       $109,854
Chairman of the Board     1999    1,000,000   508,563      65,805             --         --        101,943
President and Chief       1998    1,000,000   492,000      65,837             --         --         77,344
Executive Officer

Erna Zint...............  2000      400,000   300,000     151,051          27,188     55,000           --
Executive Vice            1999      400,000   159,299     151,972             --      60,000           --
President--Sourcing       1998      400,000   164,000     151,072             --      40,000           --

Elizabeth Williams......  2000      350,000   260,925         --           39,875     83,000        26,900
President--Fashion Bug    1999      350,000   126,081         --              --      90,000        23,374
                          1998      350,000   121,975         --              --      75,000         9,334

Eric M. Specter.........  2000      315,000   236,250         --           39,875     83,000        20,428
Executive Vice            1999      315,000   113,473         --              --      90,000        18,162
President and Chief       1998      295,000    82,246         --              --      75,000        10,526
Financial Officer

Anthony A. DeSabato.....  2000      290,000   224,000         --           27,188     55,000        21,863
Executive Vice            1999      290,000    98,322         --              --      60,000        20,156
President and Corporate   1998      290,000    95,120         --              --      40,000        13,653
Director of Human
 Resources

--------
(1) The Company has a 52-53 week fiscal year ending the Saturday nearest January 31.
(2) Includes all salary amounts deferred under qualified and non-qualified deferred compensation plans.
(3) Includes all annual bonus amounts deferred under qualified and non-qualified deferred compensation plans. The Company has an annual incentive plan for key employees (the "Participants"). Each Participant receives a specified percentage of his or her base salary on a graduated scale as a bonus, if and to the extent the performance goals prescribed for that Participant are met. The performance goals vary depending on the functions of each Participant. The plan and the performance goals are reviewed and approved by the Compensation Committee prior to implementation. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION." Anthony A. DeSabato received an additional bonus of $50,000 in recognition of the additional duties he assumed during the 2000 fiscal year.
(4) The amount disclosed under the caption "Other Annual Compensation" for the 2000 fiscal year with respect to Dorrit J. Bern includes $15,602 paid on her behalf for air travel commuting expenses between Ms. Bern's home in Illinois and the Company's main office in Pennsylvania and $49,203 attributable to her for the rent-free use of an apartment in Philadelphia, Pennsylvania. The amount disclosed under the caption "Other Annual Compensation" for the 2000 fiscal year with respect to Erna Zint includes $144,000 paid on her behalf as a housing allowance for living accommodations in Hong Kong. No amount has been disclosed under the caption "Other Annual Compensation" with respect to the other named Executive Officers in accordance with SEC Rules as the value of perquisites or other personal benefits received by each such Executive Officer does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Executive Officer.
(5) Included under the caption "Restricted Stock Award(s)" is the value of a stock award of 200,000 shares to Dorrit J. Bern with a market value of $5.0625 per share on October 12, 1999, the date of the grant. These restricted shares generally vest in equal annual installments on the first five anniversaries of the date of grant. Based on the closing price of $6.50 per share on January 29, 2000, all restricted share awards to Ms. Bern still subject to risk of forfeiture and restrictions on transferability, 320,000 shares, had an aggregate value of $2,080,000. Included also under the caption "Restricted Stock Award(s)" are the values of stock awards, each with a market value of $3.625 per share on February 10, 1999, the date of the grant, representing the number of shares granted to each other named Executive Officer as follows: Erna Zint, 7,500; Elizabeth Williams, 11,000; Eric M. Specter, 11,000; and Anthony A. DeSabato, 7,500. Based on the closing price of $6.50 on January 29, 2000, the number of shares and the aggregate value of restricted stock awards which were then still subject to risk of forfeiture and restrictions on transferability with respect to each of these Executive Officers were as follows: Erna Zint, 7,500 shares valued at $48,750; Elizabeth Williams, 11,000 shares valued at $71,500; Eric M. Specter, 11,000 shares valued at $71,500; and Anthony A. DeSabato, 7,500 shares valued at $48,750. Dividends are payable on restricted stock when, and if, dividends are paid on Common Stock.
(6) The Company has enabled Dorrit J. Bern, Elizabeth Williams, Eric M. Specter and Anthony A. DeSabato to obtain life insurance pursuant to "Split Dollar" arrangements. The Company is the beneficiary under such policies to the extent of the premiums paid by it. Accordingly, the economic value of this benefit to each named Executive Officer included under the caption "All Other Compensation" with respect to the 2000 fiscal year is as follows: Dorrit J. Bern, $52,929; Elizabeth Williams, $9,173; Eric M. Specter, $5,424; and Anthony A. DeSabato, $8,156.
(7) Included under the caption "All Other Compensation" are contributions in the following amounts made or accrued by the Company under its qualified and non-qualified deferred compensation plans on behalf of the named Executive Officers during the 2000 fiscal year: Dorrit J. Bern, $56,925; Erna Zint, $0; Elizabeth Williams, $17,727; Eric M. Specter, $15,004; and Anthony A. DeSabato, $13,707.

Option Grants in Last Fiscal Year

  The following table provides information relating to options granted to the named Executive Officers during the 2000 fiscal year. The table indicates the potential realizable value of options granted during the 2000 fiscal year assuming the options are exercised immediately prior to their expiration date and assuming the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over the term of such options. The potential realizable value of such options is approximately equal to the amount a purchaser of Common Stock would realize, exclusive of brokerage commissions, assuming (i) the purchase of an equivalent number of shares of Common Stock at the closing market price on the date of grant of the options depicted, (ii) the sale of such shares immediately prior to the expiration date of such options at the closing market price on such date, and (iii) the occurrence of the specified compounded rates of appreciation of the Common Stock over such holding period. This table is presented solely for purposes of complying with SEC Rules, and there can be no assurance that the optionees or any purchaser of the Common Stock under the circumstances described herein will actually realize the returns assumed in this table under the circumstances depicted or under any other circumstances. The actual amounts, if any, realized by an optionee or the purchaser of Common Stock will be dependent upon a number of factors, including the future performance of the Company and overall stock market conditions.

                                          Individual Grants
                         ---------------------------------------------------
                                                                                 Potential
                                                                             Realizable Value
                                                                             at Assumed Annual
                                                                              Rates of Stock
                           Number of     % of Total                                Price
                          Securities      Options                            Appreciation for
                          Underlying     Granted to                           Option Term(1)
                            Options      Employees     Exercise   Expiration -----------------
Name                     Granted(#)(2) in Fiscal Year Price($/Sh)    Date     5%($)    10%($)
----                     ------------- -------------- ----------- ---------- -------- --------
Dorrit J. Bern..........       --           --             --          --         --       --
Erna Zint...............    55,000          3.2%        $3.625     2/10/09   $125,386 $317,752
Elizabeth Williams......    83,000          4.9%         3.625     2/10/09    189,219  479,517
Eric M. Specter.........    83,000          4.9%         3.625     2/10/09    189,219  479,517
Anthony A. DeSabato.....    55,000          3.2%         3.625     2/10/09    125,386  317,752

--------
(1) The potential realizable value of the options depicted above does not take into account provisions of certain options providing for termination of the options following the termination of employment or the vesting requirements and risks of forfeiture of the options.
(2) All of these options to acquire shares of the Company's Common Stock are non-qualified options and were granted with an exercise price equal to the fair market value of the shares of Common Stock on the date of the grant. Such options become exercisable as to 20% of the shares subject thereto on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. Such options have a term of ten years subject to earlier expiration at or following termination of employment in certain circumstances. The option exercise price may be paid in cash or, with the approval of the Stock Option Committee, in shares of Common Stock owned by the Executive Officer or a combination of cash and such shares. In the event of a change in control of the Company, any unexercisable portion of the options will become immediately exercisable. See "MANAGEMENT COMPENSATION--Employment, Change of Control and Severance Agreements." An Executive Officer can elect to have the Company withhold shares upon exercise to satisfy tax withholding obligations.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The table below provides the following information with respect to options exercised by each of the named Executive Officers during the 2000 fiscal year:
(i) the number of shares of the Company's Common Stock acquired upon exercise of options during the 2000 fiscal year, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and unexercisable stock options held at January 29, 2000 and (iv) the aggregate dollar value of the in-the-money exercisable and unexercisable options at January 29, 2000.

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                                            Options at          In-the-Money Options at
                                                        Fiscal Year-End (#)     Fiscal Year-End ($)(1)
                         Shares Acquired    Value    ------------------------- -------------------------
Name                     On Exercise (#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ----------- ----------- ------------- ----------- -------------
Dorrit J. Bern..........        --             --      800,000      200,000    $1,500,000    $375,000
Erna Zint...............        --             --      228,000      177,000       759,250     456,375
Elizabeth Williams......        --             --      288,000      260,000       789,375     602,375
Eric M. Specter.........     66,000       $138,625     333,580      298,520       396,625     493,375
Anthony A. DeSabato.....     45,000         88,594     259,320      202,080       399,500     342,875

--------
(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 29, 2000 was $6.50. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $6.50 multiplied by the number of shares of Common Stock underlying such options.

Employment, Change of Control and Severance Agreements

  On October 12, 1999 Dorrit J. Bern entered into a new Employment Agreement (the "Bern Agreement") with the Company which replaced her existing Employment Agreement (the "Original Agreement"). Under the Bern Agreement, Ms. Bern continues to be employed as the Company's President and Chief Executive Officer at an annual salary of $1,000,000 for an initial term commencing October 12, 1999 and ending on December 31, 2004 (the "Initial Term"). The Bern Agreement continues in full force and effect from year to year after the expiration of the Initial Term unless either Ms. Bern or the Company gives the other at least three months' prior written notice before the end of the Initial Term or any successive term of such party's intention not to renew the Bern Agreement. Her annual salary may be increased at the discretion of the Company's Board of Directors, but in no event may the annual salary be decreased from the amount in effect in a prior year. Ms. Bern is entitled to participate in the Company's annual incentive plan. Her minimum targeted incentive opportunity in any one fiscal year will be 60% of her base salary and the maximum payout will be not less than 200% of her targeted incentive opportunity. The Original Agreement provided that the formula and standards for determining Ms. Bern's incentive compensation payout are determined by the Compensation Committee, but may not exceed 120% of her annual base salary for the applicable year. For the fiscal years beginning February 2, 1997, February 1, 1998, and January 31, 1999, respectively, the Compensation Committee determined that Ms. Bern's incentive compensation payout could not exceed 90% of her annual base salary for any of those years. Ms. Bern received incentive compensation payouts of $492,000, $508,563 and $900,000 for the fiscal years ended January 31, 1998, January 30, 1999 and January 29, 2000, respectively. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

  Under the Bern Agreement, Ms. Bern was granted 200,000 restricted shares of the Company's Common Stock with a fair market value on the date of grant of $5.0625 per share, the closing price per common share on the Nasdaq National Market on October 12, 1999. The restricted shares vest in equal installments over five years subject to Ms. Bern's continued employment with the Company through the relevant anniversary date; provided, however, that all restrictions will lapse and the restricted shares will become fully vested upon a change in control which is defined in the award agreement and the Bern Agreement on substantially the same terms as are set forth in the agreements evidencing options granted under the 1993 Employees' Stock Incentive Plan as more fully described below, or if Ms. Bern resigns for Good Reason, is terminated without Cause, dies or is terminated by reason of her disability. As defined in the Bern Agreement, "Good Reason" includes, but is not limited to, the occurrence of any one or more of the following: assigning to Ms. Bern duties materially inconsistent or, during the 24-month period following a change in control, inconsistent, in either case with Ms. Bern's position (including status, titles, and reporting relationships), authority or responsibilities; requiring Ms. Bern to be based in Pennsylvania or at a location which is at least 50 miles farther from Ms. Bern's current primary residence; reducing Ms. Bern's base salary, target annual bonus award opportunities and/or the reasonable degree of probability of attainment of such annualized award opportunities; failing to maintain Ms. Bern's amount of benefits under or relative level of participation in the Company's employee benefit or retirement plans, policies, practices, or arrangements; provided, however, that any such change that applies consistently to all executive officers of the Company or is required by applicable law shall not be deemed to constitute Good Reason; purportedly terminating Ms. Bern's employment otherwise than as expressly permitted by the Bern Agreement; or failing to require any successor to the Company to assume and agree to perform the Company's obligations hereunder. As defined in the Bern Agreement, "Cause" includes, but is not limited to, the following: willful and continued neglect, refusal or failure to substantially perform her duties with the Company after requisite notice; conviction of a felony involving a crime of moral turpitude; or willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

  Under the Bern Agreement, Ms. Bern will be granted annually options to purchase a minimum of 200,000 shares of the Company's Common Stock under the Company's 1993 Employees' Stock Incentive Plan or any successor plan. The initial grant of options to purchase 200,000 shares was made on January 31, 2000 at an exercise price of $6.8125, the closing price per Common Share on the Nasdaq National Market on the date of grant. This option will vest in equal installments over five years, subject to Ms. Bern's continued employment with the Company through the relevant anniversary date; provided, however, that options will become fully vested upon a change in control or if Ms. Bern resigns for Good Reason or is terminated without Cause, dies or is terminated by reason of her disability.

  The Bern Agreement also provides for Ms. Bern's participation in the Company's retirement, insurance and other benefit programs. In particular, the Company has purchased a $4,000,000 split dollar life insurance policy on Ms. Bern's life. She is entitled to convert that policy to a "last to die" policy provided that such conversion does not increase the Company's costs, or diminish its rights, under the policy.

  Ms. Bern's employment may be terminated (a) on her death or retirement, (b) in the event of her disability, (c) on her voluntary termination on at least ninety days prior notice, (d) by the Company without Cause, (e) by the Company for Cause, or (f) by Ms. Bern for Good Reason. On her death or on termination by reason of her disability, Ms. Bern will be entitled to her base salary for any days worked prior to the date of death or termination, and all other benefits that she is vested in pursuant to other plans and programs of the Company. If Ms. Bern is discharged for Cause or she resigns without Good Reason, her entitlement to further compensation generally will be limited to the receipt of her base salary through the effective date of termination, plus all other benefits to which she has a vested right at that time, except that in no event shall she be entitled to receive any annual bonus with respect to the fiscal year in which termination without Good Reason occurs. If Ms. Bern is discharged without Cause or she resigns for Good Reason, she will be entitled to receive in 24 equal monthly installments an amount equal to two times the sum of her annual base salary plus her targeted annual bonus established for the fiscal year in which her effective date of termination occurs, and she will be entitled to continuation of all health, welfare and benefit plan participation for two years following the effective date of termination (unless substantially similar benefits are provided by a successor employer). If, however, such discharge without Cause or resignation for Good Reason occurs within 24 calendar months following a change in control, Ms. Bern instead shall be entitled to (a) receive a lump sum amount equal to (i) three times the highest rate of her annualized base salary, (ii) three times the greater of her targeted annual bonus award established for the plan year in which her effective date of termination occurs or the plan year ending immediately prior to such effective date of termination, and (iii) her unpaid targeted annual bonus award established for the year in which her effective date of termination occurs pro-rated for the number of days completed during that fiscal year, and

(b) continuation of the benefits of health care, life and accident insurance, and disability insurance coverage for three full years after the effective date of termination. In the event that a determination is made pursuant to the Internal Revenue Code of 1986 (the "Code"), as amended, that a golden parachute excise tax is due, the benefits provided to Ms. Bern under the Bern Agreement that are classified as "parachute payments" under the Code shall be limited to the amount just necessary to avoid the excise tax. However, this limitation will be applied only if it results in a greater net (of excise tax) cash benefit to Ms. Bern than she would receive had the benefits not been capped and an excise tax been levied. A non-renewal of the employment term by the Company will be treated as a termination without Cause for purposes of the Bern Agreement. The Bern Agreement requires the Company to pay up to $50,000 in legal fees if incurred by Ms. Bern to enforce the Bern Agreement, and up to $50,000 in outplacement services, following termination by the Company without Cause or by Ms. Bern for Good Reason.

  During her employment and for a period of 24 months following Ms. Bern's termination of employment for any reason, she may not, among other things, be financially interested in or associated with any competitor of the Company in the United States in the procuring, sale, marketing, promotion or distribution of any product or product lines competitive with any product or product lines of the Company, nor may she attempt to induce certain employees to terminate their employment with the Company. As defined in the Bern Agreement, "competitor" means a chain of retail stores with 50 or more store locations, provided that the average square footage of the chain's stores is less than 15,000 square feet.

  On April 27, 2000 Erna Zint entered into a new Employment Agreement (the "Zint Agreement") with the Company which replaced her existing Employment Agreement. Under the Zint Agreement, Ms. Zint continues to be employed as the Company's Executive Vice President--Sourcing at an annual salary of $400,000 for a term commencing January 30, 2000 and ending on February 2, 2002 (the "Term"). Ms. Zint is assigned to perform her duties under the Zint Agreement outside the United States, currently in Hong Kong. Ms. Zint's salary will be reviewed at least annually by the Company's Board of Directors to determine if an increase is appropriate, which increase is in the sole discretion of the Company's Board of Directors. Commencing with the fiscal year beginning January 30, 2000 Ms. Zint is entitled to receive additional compensation ("Performance Compensation") if the Company achieves certain performance objectives established under the Company's Annual Incentive Plan. The formula and standards for determining this Performance Compensation are determined by the Compensation Committee, but may not exceed 100% of Ms. Zint's annual base salary for the applicable year.

  Ms. Zint is entitled to certain benefits including, among others, a housing allowance of $14,500 per month during the Term of her employment, the payment of club membership fees and a round-trip airline ticket per year to Europe or the United States in connection with her annual leave which, when possible, will coincide with a business trip. The Zint Agreement also provides for Ms. Zint's participation in the Company's retirement, insurance and other benefit programs. The Company may terminate Ms. Zint's employment for Cause. As defined in the Zint Agreement, "Cause" means (i) a material breach by Ms. Zint of the provisions of the Zint Agreement; (ii) the commission by Ms. Zint of fraud against the Company or the conviction of Ms. Zint for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime, or (iii) certain events relating to drug or alcohol abuse which materially impair Ms. Zint's ability to perform her duties under the Zint Agreement. The Company may also terminate Ms. Zint's employment at any time during the Term upon written notice to Ms. Zint for any reason that does not constitute "Cause" as defined above provided that the Company pays to Ms. Zint the lesser of the amount to be paid during the remainder of the Term or one year's base salary (severance) at the rate in effect on the date of any such termination and continues to provide those benefits due to Ms. Zint under the Zint Agreement for the period of time covered by such severance. Ms. Zint has also agreed that, for a period of one year after the termination of her employment, she will not solicit the employment of any person who was employed by the Company or any of its affiliates or subsidiaries on a full or part-time basis at the time of Ms. Zint's termination unless such person was involuntarily discharged by the Company or such affiliate or subsidiary, without the prior consent of the Company.

  The agreements evidencing options granted to each of the named Executive Officers under the Company's stock option plans provide that in the event of a change in control of the Company the options become fully exercisable. In the case of options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan, a change in control is defined to mean (i) an acquisition of shares giving a person or group, except an Excluded Party, beneficial ownership of more than 20% of the voting power of the Company's voting securities, (ii) a change in the Board's membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them ("Continuing Directors"), cease to constitute a majority of the Board,
(iii) certain mergers, recapitalizations, reorganizations, or similar transactions substantially reducing the percentage of voting power held by shareholders of the Company prior to such transactions (unless otherwise determined by the Board), and (iv) liquidation or sale of all or substantially all of the assets of the Company, except such transaction which would result in Excluded Parties owning or acquiring more than 50% of the assets owned by the Company immediately prior to the transaction. An "Excluded Party" includes subsidiaries of the Company, employee benefit plans of the Company and parties whose acquisitions of shares in excess of ten percent of the voting power of the Company have been approved in each case in advance by the Board of Directors. In the case of options granted under the 1988 Key Employee Stock Option Plan, a change in control will be deemed to occur if any person, together with such person's affiliates and associates, becomes a beneficial owner (including through any right to acquire) of securities having 20% or more of the votes entitled to be cast for the election of directors, or if, in connection with or during the two years following an extraordinary transaction, the persons who were Directors immediately before the transaction cease to constitute a majority of the Board of the Company or a successor corporation (not counting terminations due to death, disability or normal retirement), except that the Board of Directors may determine in advance that a given event will not be a change in control.

  The Board of Directors has approved change-in-control agreements to be entered into with the named Executive Officers (other than Ms. Bern whose employment relationship with the Company is governed by the Bern Agreement described above) and other members of senior management designated by the Board. These agreements will provide for severance and other benefits if, within 24 months following the month in which a change in control of the Company occurs, the Company terminates the executive's employment without cause or the executive terminates employment for "good reason." "Good reason" means an adverse change in employment status or duties, a reduction in compensation or benefits, a failure to pay such compensation within thirty days after the due date, or a required relocation of more than 50 miles. If a termination following a change in control triggers benefits, the executive will receive:

  . a lump-sum payment of a pro-rated portion of target annual incentive compensation for the year in which the termination occurs.

  . a lump-sum payment equal to the sum of the executive's highest base salary and highest target annual incentive compensation, times a multiplier of two for more senior executives or one for other executives.

  . life, disability and health benefits following termination for a period of two years for more senior executives or one year for other executives.

  .  payment of an allowance up to $30,000 for outplacement expenses.

  . payment of reasonable legal expenses to enforce the agreement up to $35,000.

  . acceleration of the vesting of the Executive's entitlement to benefits under the Executive's split-dollar life insurance and the payment of annual premiums with respect to that insurance.

  . if benefits are subject to the "golden parachute" excise tax, the benefits shall be limited to the amount just necessary to avoid the excise tax if such a limitation results in a greater net (of excise tax) cash benefit to the executive than he or she would have received had the benefits not been capped and an excise tax had been levied.

  The agreements obligate each executive not to disclose or use the Company's confidential or proprietary information during and after employment and not to attempt to induce any employee of the Company to terminate employment or interfere in a similar manner with the Company's business during and for 24 months after termination of the executive's employment. For purposes of the agreements, a "change in control" is defined in a manner similar to the definition which applies to stock options, described above, except that changes in board membership would constitute a change in control when Continuing Directors cease to constitute two-thirds of the Board members.

    REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

  The following report of the Compensation and Stock Option Committees of the Board of Directors and the performance graph included elsewhere in this Proxy Statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Compensation Strategy

  The primary objectives of the Compensation and Stock Option Committees of the Company's Board of Directors (collectively, the "Committee") are to assure that the Company's executive compensation and benefit program:

  . reflects the Company's unique, entrepreneurial and customer-focused orientation;

  . provides competitive compensation opportunities relative to retail industry organizations or other companies that may reasonably reflect its market for high caliber executive talent;

  . is effective in driving performance to achieve financial goals and create shareholder value;

  .  is cost-efficient and fair to employees, management and shareholders;
     and

  .  is well communicated and understood by program participants.

  The Committee, which is comprised of independent, non-employee Directors of the Company (see "ELECTION OF DIRECTORS--Board Committees"), periodically engages an independent compensation and benefits consulting firm to review the Company's compensation and benefits program. In this regard consideration is given to:

  .  business direction and strategy;

  . comparisons of compensation forms and levels with other retail companies or in industry more generally; and

  . interests of shareholders, customers, communities, management and other employees.

  The Company's executive compensation and benefits program reflects its entrepreneurial business strategy and its need to attract and retain high quality key employees. The Company's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The program gives great weight to stock compensation opportunities thereby aligning management's interests with those of the Company's shareholders. Combinations of cash and stock compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to the Company's business success.

  The Company's target total compensation opportunities (base salary, bonus and long-term incentives) for Executives are set to reflect the Company's size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of retail industry companies (the "Compensation Peer Group"), its markets for executive talent, and the expectation that the executive team should possess the necessary skills, experience and motivations to attain ambitious goals for business revitalization. Pay opportunities for specific individuals will vary based on skills, experience and assessments with respect to individual performance. Actual total compensation will vary above or below market standards based primarily on the attainment of operating goals and the creation of shareholder value. In some instances the amount and structure of compensation results from negotiations with executives, which reflects an increasingly competitive market for quality managerial talent. To help attract and retain such talent, the Committee seeks also to provide a level of Company benefits in line with those of comparable publicly traded companies.

  Each year, the Committee reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the specialty apparel retail industry index in the graph under the caption "Comparison of Five-Year Cumulative Total Returns." See "STOCK PERFORMANCE CHART."

Base Salaries

  Executive base salaries reflect the Company's operating philosophy, culture and business direction, with each salary determined subjectively by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (corporate operating earnings), individual performance relative to job requirements, the Company's ability to attract and retain critical executives and relative job and industry experience criteria. No specific weighting criteria are utilized among these factors. Over time, Executive salaries generally are targeted at or near to the size adjusted 50th percentile level of salaries of the Compensation Peer Group. The Committee may, as business conditions and the need to attract and retain top talent warrants, provide salaries to selected executives above the size adjusted 50th percentile level of salaries of the Compensation Peer Group. See also "MANAGEMENT COMPENSATION--Employment, Change of Control and Severance Agreements."

Annual Incentive Plan

  The fiscal 2000 annual incentive program established annual incentive opportunities for Executives ranging from zero to a maximum 90% of salary at the end of the 2000 fiscal year. The amount of these incentive payments was dependent on the extent to which individual performance goals were met or exceeded and/or the extent to which the Company achieved corporate operating earnings goals (reflecting corporate operating earnings growth). These goals were set in expectation of a stretch performance level (target performance) and were approved by the Compensation Committee prior to implementation.

  The target performance incentive payment opportunity for each named Executive Officer was based on factors similar to those used to determine base salary (discussed above) and ranged from 40% to 60% of fiscal year-end salaries. If minimum (threshold) performance was achieved, the level at which each Executive Officer could earn an incentive payment ranged from 20% to 30% of fiscal year-end salaries to a maximum incentive payment in a range from 60% to 90% of fiscal year-end salaries. These minimum and maximum payment levels were prescribed by the Compensation Committee at the beginning of the 2000 fiscal year. No awards may be paid out if corporate operating earnings performance (reflecting corporate operating earnings growth) does not reach the established minimum performance level.

  The annual incentive payment opportunities for Dorrit J. Bern, the Company's Chairman of the Board, President and Chief Executive Officer, were based entirely on the quantitative corporate operating earnings goal (reflecting corporate operating earnings growth). See "MANAGEMENT COMPENSATION-- Employment, Change of Control and Severance Agreements." The annual incentive award opportunities for the other named Executive Officers were based 70% on the quantitative corporate operating earnings goal (reflecting corporate operating earnings growth) and 30% on performance relative to individual (and business unit, where applicable) responsibilities and objectives as quantitatively and subjectively assessed by the Committee upon the recommendation of the Chief Executive Officer.

Long-Term Incentive Plans

  The Company's long-term executive incentive program currently consists of the following plans under which awards may be granted:

  . The 1993 Employees' Stock Incentive Plan (the "1993 Plan") authorizes the granting of a variety of stock-based awards. The Company has granted options with an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant ("Standard Options") up to target award levels to the named Executive Officers and other key employees. These option grants continue to align the major portion of long-term compensation opportunities with the creation of shareholder value. The 2000 fiscal year grants of these options to the named Executive Officers generally become exercisable at the rate of 20% per year commencing with the first anniversary of the date of grant and thereafter on each succeeding anniversary of the date of grant. The 1993 Plan also authorizes grants of restricted shares of the Company's Common Stock. The Company has granted restricted shares to the named Executive Officers to further align their compensation with Shareholder interests and to promote retention and long-term service. The restricted shares vest in equal installments over five years subject to the named Executive Officer's continued employment with the Company through the relevant anniversary date. See also "MANAGEMENT COMPENSATION-- Employment, Change of Control and Severance Agreements."

  . The 1988 Key Employee Stock Option Plan ("KESOP") authorizes the granting of "below market" options to key employees. In recent years, grants under the KESOP generally have been used as an important retention tool and as a recruiting tool to attract new employees. Options under the KESOP generally become exercisable in one-third increments at the end of the third, fourth and fifth years after the date of grant. No grants under the KESOP are currently made to the named Executive Officers.

  In accordance with its business strategy and compensation philosophy, the Company has granted Standard Options and restricted shares to the named Executive Officers to afford them an opportunity to participate in the Company's future growth and to focus them on their contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Shareholders.

Other

  The Committee may, from time to time as warranted by business conditions and the Company's need to attract, retain or recognize the contributions of key executives, provide special incentive award opportunities to selected executives to secure the employment of such executives, retain such executives or to reward such executives for contributions made to the Company's success over extended or extraordinary periods of service. See also "MANAGEMENT COMPENSATION--Employment, Change of Control and Severance Agreements."

Compensation of the Chief Executive Officer for the 2000 Fiscal Year

  On August 23, 1995 Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. In order to attract Ms. Bern to the employ of the Company, the Committee provided her with a base salary of $1,000,000. This salary recognized the value of Ms. Bern's experience and skills in the industry and included a premium for moving to the Company during a period of exceptional business challenge from a highly stable employment situation. Ms. Bern's salary was not increased for the 2000 fiscal year and remains at $1,000,000. On October 12, 1999 Ms. Bern entered into a new Employment Agreement (the "Bern Agreement") with the Company at the same base salary of $1,000,000. See "MANAGEMENT COMPENSATION--Employment, Change of Control and Severance Agreements." Ms. Bern's salary is above the performance and size adjusted 50th percentile level of base salary levels for the Compensation Peer Group.

  Upon effectiveness of the Bern Agreement, Ms. Bern was granted 200,000 restricted shares of the Company's Common Stock with a fair market value on the date of grant of $5.0625 per share, the closing price per Common Share on the Nasdaq National Market on the date of grant. See "MANAGEMENT COMPENSATION--Employment, Change of Control and Severance Agreements." This restricted share award was granted to further align Ms. Bern's compensation with Shareholder interests and to recognize her effective leadership and management of the Company. The Committee intended the grant to promote retention and augment the long-term component of Ms. Bern's compensation.

  No stock options were granted to Ms. Bern during the 2000 fiscal year. On the basis of the Committee's review and certification of the Company's 2000 fiscal year operating earnings in relation to Ms. Bern's goals under the Annual Incentive Plan, an annual incentive payment of $900,000 was made to Ms. Bern under the Annual Incentive Plan.

  On an annualized basis, the combination of Ms. Bern's annual salary and cash bonus awarded during the 2000 fiscal year placed her total cash compensation above the performance and size adjusted 50th percentile level of total compensation levels for the Compensation Peer Group.

Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits deductible compensation for each Executive Officer named in the Summary Compensation Table and serving as such at the end of the fiscal year to $1,000,000 per year. See "MANAGEMENT COMPENSATION." Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by shareholders.

  The Committee recognizes that a portion of the cash compensation which was paid to Ms. Bern in the 2000 fiscal year does not qualify for deduction under
Section 162(m). The Committee considered the deductibility of compensation under Section 162(m) in designing compensatory arrangements and assessing the cost to the Company of such compensatory arrangements and determined that the need to attract and retain top industry executive talent considerably outweighed deductibility considerations. The Committee therefore determined that it was necessary and in the best interests of the Company to authorize compensation for Ms. Bern that was, in part, in excess of the limitation on deductibility. As circumstances change, the Committee will determine what actions are appropriate in order to preserve tax deductibility of executive compensation paid by the Company.

  While the Annual Incentive Plan described above consists of performance-based awards, cash payments thereunder will not comply with the requirements for exemption from the deductibility limit under the Internal Revenue Service regulations. Standard Options granted in the 2000 fiscal year, and other awards such as restricted stock, to the extent made, will not meet the exemption requirements for performance-based compensation under Section 162(m).

                                     Compensation Committee and Stock Option
                                      Committee:

                                     Alan Rosskamm
                                     Joseph L. Castle, II
                                     Marjorie Margolies-Mezvinsky
                                     Kenneth S. Olshan

                            STOCK PERFORMANCE CHART

  The following graph shows a five-year comparison of cumulative total returns on Common Stock for the Company, the Dow Jones Retailers--Specialty Apparel Index, and the Russell 2000 Composite Index. The Company's fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.


  The chart above assumes $100 invested on January 28, 1995 in Charming Shoppes, Inc., the Dow Jones Retailers--Specialty Apparel Index, and the Russell 2000 Composite Index, and was plotted using the following data:

                         01/28/95 02/03/96 02/01/97 01/31/98 01/30/99 01/29/00
                         -------- -------- -------- -------- -------- --------
Charming Shoppes,
 Inc. ..................   $100     $ 47     $ 75     $ 64     $ 58     $102
Dow Jones Retailers--
 Specialty Apparel
 Index..................   $100     $116     $137     $224     $415     $376
Russell 2000 Composite
 Index..................   $100     $128     $149     $173     $172     $203

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

  The following table shows the beneficial ownership of the Company's Common Stock of (1) each person or group known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock; (2) each Director individually; (3) each of the Company's named Executive Officers for the 2000 fiscal year, and (4) all current Directors, nominees and Executive Officers of the Company as a group. Unless otherwise indicated, beneficial ownership information is presented as of April 25, 2000.

                                                       Common Stock (1)
                                                    --------------------------
                                                     Number of      Percent of
Name of Beneficial Owner                            Shares Owned      Class
------------------------                            ------------    ----------
Dorrit J. Bern.....................................   1,400,000(2)      1.4%
Alan Rosskamm......................................      58,734(3)      (13)
Marvin L. Slomowitz................................      58,250(3)      (13)
Joseph L. Castle, II...............................      54,275(3)      (13)
Kenneth S. Olshan..................................      26,500(3)      (13)
Marjorie Margolies-Mezvinsky.......................      22,000(3)      (13)
Charles T. Hopkins.................................      15,000(3)      (13)
Pamela S. Lewis....................................      14,397(3)      (13)
Eric M. Specter....................................     446,339(4)      (13)
Elizabeth Williams.................................     413,076(4)      (13)
Anthony A. DeSabato................................     346,780(4)      (13)
Erna Zint..........................................     272,500(4)      (13)
FMR Corp...........................................  15,628,620(5)     15.4%
Snyder Capital Management, Inc.....................   8,263,000(6)      8.1%
ICM Asset Management, Inc..........................   6,710,971(7)      6.6%
Dimensional Fund Advisors, Inc.....................   6,484,600(8)      6.4%
National Rural Electric Cooperative Association....   6,497,500(9)      6.4%
The Prudential Insurance Company of America........   6,291,873(10)     6.1%
Franklin Resources, Inc............................   5,400,000(11)     5.3%
Royce & Associates, Inc............................   5,354,528(12)     5.3%
All current Directors, nominees and Executive
 Officers as a Group (17 persons)..................   3,872,216(13)     3.7%

--------
(1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them.
(2) Includes 320,000 shares of restricted stock subject to risk of forfeiture and restrictions on transferability. Also includes 800,000 shares as to which Ms. Bern holds options exercisable within sixty days.
(3) Includes 34,000 shares for Mr. Rosskamm, 4,000 shares for Mr. Castle, 4,000 shares for Mr. Slomowitz, 22,000 shares for Ms. Margolies-Mezvinsky, 10,000 shares for Ms. Lewis, 4,000 shares for Mr. Olshan and 4,000 shares for Mr. Hopkins as to which such persons hold options exercisable within sixty days. Also includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts which were granted under the Amended and Restated Non-Employee Directors Compensation Program: Mr. Olshan, 10,000 shares; and Mr. Hopkins, 10,000 shares. See "ELECTION OF DIRECTORS--Compensation of Directors."
(4) Includes 422,500 shares for Mr. Specter, 377,600 shares for Ms. Williams, 329,480 shares for Mr. DeSabato and 259,000 shares for Ms. Zint, as to which such persons hold options exercisable within sixty days. Also includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Specter, 19,155 shares; Ms. Williams, 25,076 shares; Mr. DeSabato, 16,500 shares; and Ms. Zint, 13,500 shares.
(5) The source of this information is an Amendment to Schedule 13G dated February 14, 2000 filed by FMR Corp. and certain other persons reporting beneficial ownership as of December 31, 1999. FMR Corp. reported that it had sole power to vote or direct the vote of 31,345 shares and sole power to dispose or direct the disposition of 15,628,620 shares. This Schedule 13G reported that Edward C. Johnson, 3rd and certain of his family members and trusts form a controlling group with respect to FMR Corp. and that he and Abigail
    P. Johnson each also had beneficial ownership of 15,628,620 shares (which shares are the same shares as those beneficially owned by FMR Corp.), including sole voting power over 31,345 shares and sole dispositive power over 15,628,620 shares. The 15,628,620 shares include 747,719 shares which may be acquired by conversion of $5,578,000 principal amount of the Company's 7.5% Convertible Subordinated Notes due July 15, 2006 ("Convertible Debentures"). The Schedule 13G stated that Fidelity Management & Research Company ("FMRC"), a wholly owned subsidiary of FMR Corp. and a registered investment advisor, beneficially owned 15,560,548 shares or 15.66% of the outstanding class of Common Stock including 715,548 shares that may be acquired upon conversion of Convertible Debentures in the principal amount of $5,338,000 (all of which shares are included in the shares beneficially owned by FMR Corp.). The Schedule 13G also stated that Fidelity Contrafund, a registered investment company, was the beneficial owner of 10,620,500 shares or 10.69% of the outstanding class of Common Stock (all of which shares are included in the shares beneficially owned by FMR Corp.). The address of FMR Corp. and its affiliates is 82 Devonshire Street, Boston, MA 02109.
(6) The source of this information is a Schedule 13G dated February 14, 2000 filed by Snyder Capital Management, Inc. ("SCMI") and Snyder Capital Management, L.P. ("SCMLP") reporting beneficial ownership at December 31, 1999. The Schedule 13G reported that SCMI and SCMLP each had shared power to vote or direct the vote of 7,426,100 shares of Common Stock and shared power to dispose or direct the disposition of 8,263,000 shares of Common Stock. The address of SCMI and SCMLP is 350 California Street, Suite 1460, San Francisco, CA 94104. Both SCMI and SCMLP are wholly owned by Nvest Companies, L.P., an affiliate of Nvest, L.P., a publicly traded limited partnership, which limited partnerships are controlled indirectly by Metropolitan Life Insurance Company. SCMI and SCMLP report that Nvest Companies, L.P. and its controlling entities do not have any direct or indirect control over the securities held in accounts managed by SCMI and SCMLP.
(7) The source of this information is a Schedule 13G dated February 8, 2000 filed by ICM Asset Management, Inc., a registered investment advisor, reporting beneficial ownership at December 31, 1999. The Schedule 13G reported that it had sole power to vote or direct the vote of 4,115,671 shares of Common Stock and sole power to dispose or direct the disposition of 6,710,971 shares of Common Stock. The address of ICM Asset Management, Inc. is 601 W. Main Avenue, Suite 600, Spokane, WA 99201.
(8) The source of this information is a Schedule 13G dated February 4, 2000 filed by Dimensional Fund Advisors, Inc. ("Dimensional") reporting beneficial ownership at December 31, 1999. The Schedule 13G reported that it had sole power to vote or direct the vote of 6,484,600 shares of Common Stock and sole power to dispose or direct the disposition of 6,484,600 shares of Common Stock. Dimensional is a registered investment advisor, and the reported shares are owned by certain investment companies and investment vehicles for which Dimensional acts as investment advisor and investment manager. Dimensional disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(9) The source of this information is a Schedule 13G dated March 23, 2000 filed by National Rural Electric Cooperative Association, reporting that it had sole power to vote or direct the vote of 6,497,500 shares of Common Stock and shared power to dispose or direct the disposition of 6,497,500 shares of Common Stock at December 31, 1999. The address of National Rural Electric Cooperative Association is 4301 Wilson Boulevard, Arlington, VA 22203.
(10) The source of this information is a Schedule 13G dated February 7, 2000 filed by The Prudential Insurance Company of America, reporting that it had sole power to vote or direct the vote of 900 shares of Common Stock, sole power to dispose or direct the disposition of 900 shares of Common Stock, shared power to vote or direct the vote of 4,146,200 shares of Common Stock and shared power to dispose or direct the disposition of 4,146,200 shares of Common Stock, at December 31, 1999. Also included are 2,144,773 shares of Common Stock which may be acquired upon conversion of Convertible Debentures. The address of the Prudential Insurance Company of America is 751 Broad Street, Newark, NJ 07102-3777.
(11) The source of this information is a Schedule 13G dated January 13, 2000 filed by Franklin Resources, Inc. ("FRI") and certain other persons reporting beneficial ownership as of December 31, 1999. FRI reported that Franklin Advisory Services, LLC ("FAS"), an investment advisor subsidiary of FRI, had sole power to vote or direct the vote and sole power to dispose or direct the disposition of 5,400,000 shares at that date. The Schedule 13G also reported that Charles B. Johnson and Rupert H. Johnson, Jr. each is a principal shareholder of FRI, and that FRI, FAS and the principal shareholders each may be deemed to beneficially own the 5,400,000 shares. These shares are held by one or more open or closed-end investment companies or other managed accounts advised by direct or indirect investment advisory subsidiaries of FRI. FRI, FAS and the principal shareholders each disclaim any economic interest or beneficial ownership in the shares. Any shares that may be held by a separate subsidiary of FRI which exercises voting and investment powers independently from FRI and its other affiliates are excluded from the shares reported as beneficially owned by FRI, FAS and the principal shareholders. The address of FRI and the principal shareholders is 777 Mariners Island Boulevard, San Mateo, CA 94404 and the address of FAS is One Parker Street Plaza, Sixteenth Floor, Fort Lee, NJ 07024.
(12) The source of this information is a Schedule 13G dated February 9, 2000 filed by Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC") and Charles M. Royce reporting beneficial ownership at December 31, 1999. The Schedule 13G reported that the filing persons constitute a group and that Charles M. Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own 5,354,528 shares of Common Stock which shares are the same shares as those beneficially owned by Royce and RMC. The Schedule 13G also reported that Royce and RMC each had the sole power to vote or direct the vote of 5,354,528 and 192,100 shares of Common Stock, respectively, and the sole power to dispose or direct the disposition of 5,354,528 and 192,100 shares of Common Stock, respectively. Charles M. Royce disclaims beneficial ownership of the shares held by Royce and RMC. The address of Charles M. Royce, Royce & Associates, Inc. and Royce Management Company is 1414 Avenue of the Americas, New York, NY 10019.
(13) Includes 2,959,033 shares as to which Directors and Executive Officers hold options exercisable within sixty days.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Slomowitz, a Director, was Chairman of the Board of Trustees, Chief Executive Officer and a shareholder of Mark Centers Trust (the "Trust"), which is the general partner of Mark Centers Limited Partnership (the "Partnership"), until August 12, 1998 when the Trust and the Partnership combined their real estate interests with the real estate interests of certain other entities (the "Transaction") and changed their names to Acadia Realty Trust and Acadia Realty Limited Partnership, respectively. Mr. Slomowitz continued as a member of the Board of Trustees of Acadia Realty Trust until December 8, 1999 when he resigned from that position. Mr. Slomowitz was also a principal shareholder of the Partnership, which owns shopping centers in which the Company leased eleven stores during the 2000 fiscal year. The aggregate amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the leases (the "Lease Amounts")) paid by the Company for the 2000 fiscal year with respect to these eleven stores was $809,488.90, which is less than one percent of the aggregate rental revenues of the Partnership both prior to and after the Transaction. As part of the construction and expansion of two of the stores owned by the Partnership during the 2000 fiscal year, the Company received construction allowances in the aggregate amount of $21,196 to fund the cost of certain leasehold improvements. Under the leases for these two stores, a portion of the rent payable by the Company is used by the Partnership to amortize the construction allowances paid to the Company. The rent payable by the Company will be reduced by such portion after such construction allowances have been amortized. As of January 29, 2000 construction allowances in the amount of $33,023.69 were outstanding and owing to the Company.

  The foregoing leases involve less than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

  Eric M. Specter, the Company's Executive Vice President and Chief Financial Officer, owns a 5.1% interest in a mortgage secured by a shopping center in Logan, West Virginia in which the Company leases a store. The original principal amount of this mortgage was $750,000 and as of January 29, 2000 the principal balance outstanding on this mortgage was $21,968.92. Mr. Specter's allocable share of this mortgage is $1,127.45. The Lease Amount paid by the Company to the third party which owns the shopping center during the 2000 fiscal year was $85,216.70.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the 2000 fiscal year Joseph L. Castle, II, Alan Rosskamm, Marjorie Margolies-Mezvinsky and Kenneth S. Olshan served as members of the Compensation Committee and Stock Option Committee.

  Alan Rosskamm owns equity interests in an entity which owns a shopping center located in Napoleon, Ohio and in which the Company leases a store. The Lease Amounts paid by the Company for the 2000 fiscal year with respect to such store was $29,190.19.

  The foregoing lease is not material to the Company. The Company believes that this lease and its transaction terms are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                                OTHER BUSINESS

  The management of the Company knows of no other matters to be presented to the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card (namely Dorrit J. Bern and Joseph L. Castle, II) to vote in accordance with their best judgment.

                          RELATIONSHIP WITH AUDITORS

  The firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended January 29, 2000. Ernst & Young LLP has no direct financial interest and no material indirect financial interest in the Company. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, or to answer appropriate questions.

  The Board of Directors selects the independent auditors of the Company upon recommendation by the Audit Committee. The Board has selected Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

                       PROPOSALS FOR 2001 ANNUAL MEETING

  Any proposals of Shareholders that are intended to be presented at the Company's 2001 Annual Meeting of Shareholders, and included in the Company's proxy materials for that Meeting, must be received at the Company's principal executive offices no later than January 15, 2001 and must comply with all other applicable legal requirements in order to be included in the Company's Proxy Statement and Proxy Card for that Meeting. In addition, under the terms of the Company's Bylaws, a Shareholder who intends to present an item of business at the 2001 Annual Meeting of Shareholders, other than a proposal submitted for inclusion in the Company's proxy materials, must provide notice of such business to the Company after February 16, 2001 and on or before March 16, 2001 and must comply with all applicable requirements of the Company's Bylaws. See also "ELECTION OF DIRECTORS--Board Committees."

                             COST OF SOLICITATION

  The cost of soliciting Proxies in the accompanying form will be borne by the Company. The solicitation will be conducted primarily by mail, although Directors, Officers and employees of the Company may solicit Proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

                            ADDITIONAL INFORMATION

  A copy of the Annual Report of the Company for the fiscal year ended January 29, 2000 which contains financial statements audited by the Company's independent auditors, accompanies this Proxy Statement.

  A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules thereto) will be furnished without charge to Shareholders upon written request to Colin D. Stern, Secretary, 450 Winks Lane, Bensalem, Pennsylvania 19020.

  It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy Card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                     By Order of the Board of Directors

                                     COLIN D. STERN
                                     Secretary

Bensalem, Pennsylvania
May 15, 2000

                             CHARMING SHOPPES, INC.

                    Proxy for Annual Meeting of Shareholders

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints Dorrit J. Bern and Joseph L. Castle, II, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. (the "Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 15, 2000 and at any adjournments thereof.


UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, ALL AS SET FORTH IN THE PROXY STATEMENT.



                           (continued on reverse side)

                         Please date, sign and mail your
                      proxy card back as soon as possible.

                         Annual Meeting of Shareholders
                                       of
                             Charming Shoppes, Inc.
                             Thursday, June 15, 2000
                                   10:00 a.m.
                             Charming Shoppes, Inc.
                                 450 Winks Lane
                               Bensalem, PA 19020



                 Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

Please mark
your votes as     [X]
in this example

1. ELECTION OF CLASS A DIRECTORS    (INSTRUCTION: TO WITHHOLD AUTHORITY TO
                                    VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
                                     NOMINEE'S NAME BELOW.)
    Vote FOR           Vote
  all nominees        WITHHELD     Marvin L. Slomowitz, Marjorie Margolies-
(except as marked                  Mezvinsky and Charles T. Hopkins
 to the contrary)

     ______            ______      __________________________________________


                                   The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

                                   The undersigned acknowledges receipt of the Annual Report, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.

                                   DATED:_________________________________, 2000

                                   _____________________________________________
                                                     Signature

                                   _____________________________________________
                                                     Signature

                                   Note: Please date and sign as name appears hereon, and return promptly. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles. Please note any change in your address as it appears on this Proxy.